EXHIBIT 99.1

PRA Group Reports Second Quarter 2017 Results

NORFOLK, Va., Aug. 08, 2017 (GLOBE NEWSWIRE) -- PRA Group (Nasdaq:PRAA), a global leader in acquiring and collecting nonperforming loans, today reported its financial results for the second quarter of 2017.  The company reported net income of $11.7 million in the second quarter, compared with $36.5 million in the prior year period.  Diluted earnings per share were $0.25 versus $0.79 in the second quarter of 2016.

Second Quarter Business Highlights

  Delivered record quarterly investment in purchased portfolios in Americas Core and Americas Insolvency, outside of a business acquisition.
  Hired almost 900 net new U.S. collectors since June of 2016, including nearly 250 in the second quarter of 2017 alone.
  Plan to open new domestic call centers in order to provide continued, expanded service to customers and sellers.
  Grew cash collections in all segments on a currency adjusted basis compared with second quarter of 2016 except Americas Insolvency, where cash collections grew sequentially for the first time since the second quarter of 2014.
  Expanded North American credit facility to $1.2 billion and issued $345 million in convertible senior notes.  Capital available for portfolio purchases of $1.1 billion globally.

Second Quarter Financial Highlights

  Estimated remaining collections of $5.3 billion consistent with the prior year quarter and an increase of $181 million since the first quarter of 2017.
  Cash collections of $374.7 million versus $387.2 million in the prior year quarter.
  Total revenues of $200.3 million versus $228.5 million in the prior year quarter.
  Income from operations of $48.3 million versus $72.8 million in the prior year quarter.
  Net income of $11.7 million versus $36.5 million in the prior year quarter.
  Portfolio acquisitions of $295.6 million versus $249.5 million in the prior year quarter.

“We continue to be excited about volumes and the significant level of investment in both Core and Insolvency in the United States.  We are committed to working with customers to resolve their debt and helping sellers optimize the value of their charged-off inventories.  To accommodate larger purchasing volumes, we are preparing to open new call centers in the U.S.,” said Kevin Stevenson, president and chief executive officer.   “During the quarter, we saw growth in currency adjusted cash collection in all segments except for Americas Insolvency, which grew sequentially for the first time in three years.  We are very encouraged by both the industry and internal trends.”

CASH COLLECTIONS AND REVENUES

  The following table presents cash collections by quarter and by source on an as reported and currency adjusted basis:

Cash Collection Source	2017		2016
($ in thousands)	Q2	Q1	Q4	Q3	Q2
Americas-Core	$217,020	$226,906	$193,360	$210,524	$213,741
Americas-Insolvency	53,163	49,813	52,988	60,429	67,745
Europe-Core	99,121	98,081	97,429	96,028	102,972
Europe-Insolvency	5,371	5,030	4,974	4,719	2,744
Total Cash Collections	$374,675	$379,830	$348,751	$371,700	$387,202

Cash Collection Source -
Constant Currency Adjusted	2017				2016
($ in thousands)	Q2				Q2
Americas-Core	$217,020				$214,982
Americas-Insolvency	53,163				67,697
Europe-Core	99,121				96,886
Europe-Insolvency	5,371				2,571
Total Cash Collections	$374,675				$382,136

  Currency adjusted cash collections in the quarter increased in all categories except for Americas Insolvency; however, cash collections in Americas Insolvency increased sequentially for the first time since the second quarter of 2014.
  Net finance receivable revenue was lower than the prior year quarter due in large part to the reduction in finance receivable balances from the elevated allowance charges recorded in 2016 and normal attrition.  This was partially offset by significant portfolio purchases in the first half of 2017.
  The change in the fee income is primarily the result of the sale of Government Services in the first quarter of 2017 and a decrease in fee income generated by the Claims Compensation Bureau business which experienced an outsized second quarter in 2016.
  The Company recorded a gain of $1.3 million from the sale of PRA Location Services during the quarter.

EXPENSES

  Operating expenses decreased from the previous year largely due to decreased legal collection expenses and agency fees.  The decline in legal collection expense resulted primarily from an increased number of lower balance accounts which are less likely to be pursued legally and improvements to the legal selection methodology in the U.S.  The decline in agency fees is primarily the result of the Company establishing a legal collection process in Italy and shifting accounts from regular collections into legal collections.
  The Company incurred nonrecurring pre-tax charges of $2.3 million in legal fees not associated with normal operations, $1.0 million in expenses related to PRA Location Services and $0.7 million related to the amended and restated North American credit facility and the convertible senior notes issuance.
  The Company also recorded $1.8 million in pre-tax, noncash interest expense related to its convertible notes whose effective interest rates are 4.92% and 6.20%.
  Year-to-date tax expense was 39.9% of income before income taxes compared with 32.2% for full-year 2016, due primarily to changes in the mix of earnings and state tax rates.

PORTFOLIO ACQUISITIONS

  PRA Group invested $295.6 million in new finance receivables in the second quarter.

Portfolio Purchase Source	2017		2016
($ in thousands)	Q2	Q1	Q4	Q3	Q2
Americas-Core	$144,871	$115,166	$91,800	$95,452	$130,529
Americas-Insolvency	100,040	67,123	20,929	16,760	33,723
Europe-Core	42,876	39,505	80,129	34,240	68,835
Europe-Insolvency	7,860	6,020	6,943	14,803	16,410
Total Portfolio Purchasing	$295,647	$227,814	$199,801	$161,255	$249,497

Conference Call Information
PRA Group will hold a conference call today at 5:00 p.m. ET to discuss results with institutional investors and stock analysts.  To listen to a webcast of the call and view the accompanying slides, visit http://ir.pragroup.com/events.cfm.   To listen by phone, call 888-695-7639 in the U.S. or 970-315-0482 outside the U.S.  The conference ID is 63045731.  To listen to a replay of the call until August 15, 2017, call 855-859-2056 in the U.S. or 404-537-3406 outside the U.S. and use conference ID 63045731.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With more than 4,500 employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

About Forward Looking Statements
Statements made herein which are not historical in nature, including PRA Group’s or its management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

The forward-looking statements in this press release are based upon management's current beliefs, estimates, assumptions and expectations of PRA Group’s future operations and financial and economic performance, taking into account currently available information. These statements are not statements of historical fact or guarantees of future performance, and there can be no assurance that anticipated events will transpire or that our expectations will prove to be correct. Forward-looking statements involve risks and uncertainties, some of which are not currently known to PRA Group. Actual events or results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including risk factors and other risks that are described from time to time in PRA Group’s filings with the Securities and Exchange Commission including but not limited to PRA Group’s annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, which are available through PRA Group's website and contain a detailed discussion of PRA Group's business, including risks and uncertainties that may affect future results.

Due to such uncertainties and risks, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of today. Information in this press release may be superseded by recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. Except as required by law, PRA assumes no obligation to publicly update or revise its forward-looking statements contained herein to reflect any change in PRA Group’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

PRA Group, Inc.
Unaudited Consolidated Income Statements
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues:
Income recognized on finance receivables, net	$190,843	$204,008	$385,378	$410,515
Fee income	6,344	22,347	16,202	38,613
Other revenue	3,145	2,101	5,310	4,210
Total revenues	200,332	228,456	406,890	453,338

Operating expenses:
Compensation and employee services	66,771	64,793	135,239	131,558
Legal collection expenses	31,202	33,897	62,930	64,029
Agency fees	9,254	11,309	20,054	22,193
Outside fees and services	18,061	15,876	31,346	31,684
Communication	7,254	8,423	16,391	18,305
Rent and occupancy	3,387	4,038	7,170	7,834
Depreciation and amortization	5,041	6,085	10,256	12,155
Other operating expenses	11,046	11,279	21,931	21,930
Total operating expenses	152,016	155,700	305,317	309,688
Income from operations	48,316	72,756	101,573	143,650

Other income and (expense):
Gain on sale of subsidiaries	1,322	-	48,167	-
Interest expense	(22,506)	(20,569)	(43,763)	(40,528)
Foreign exchange (loss)/gain	(2,516)	2,029	(337)	179
Income before income taxes	24,616	54,216	105,640	103,301

Provision for income taxes	10,766	17,348	42,175	33,580
Net income	$13,850	$36,868	$63,465	$69,721
Adjustment for net income attributable to noncontrolling interests	2,177	412	3,625	1,282
Net income attributable to PRA Group, Inc.	$11,673	$36,456	$59,840	$68,439

Net income per common share attributable to PRA Group, Inc.:
Basic	$0.25	$0.79	$1.30	$1.48
Diluted	$0.25	$0.79	$1.29	$1.48

Weighted average number of shares outstanding:
Basic	45,941	46,333	46,173	46,288
Diluted	46,060	46,402	46,344	46,387

PRA Group, Inc.
Consolidated Balance Sheets
(in thousands)
	(unaudited)
	June 30,	December 31,
ASSETS	2017	2016

Cash and cash equivalents	$92,756	$94,287
Investments	76,438	68,543
Finance receivables, net	2,520,883	2,307,969
Other receivables, net	11,306	11,650
Income taxes receivable	2,865	9,427
Net deferred tax asset	37,299	28,482
Property and equipment, net	36,532	38,744
Goodwill	516,165	499,911
Intangible assets, net	25,878	27,935
Other assets	40,489	33,808
Assets held for sale	-	43,243

Total assets	$3,360,611	$3,163,999

LIABILITIES AND EQUITY

Liabilities:
Accounts payable	$3,694	$2,459
Accrued expenses	77,869	82,699
Income taxes payable	19,793	19,631
Net deferred tax liability	250,821	258,344
Interest-bearing deposits	92,479	76,113
Borrowings	1,899,148	1,784,101
Other liabilities	3,094	10,821
Liabilities held for sale	-	4,220

Total liabilities	2,346,898	2,238,388

Redeemable noncontrolling interest	8,860	8,448

Equity:
Preferred stock, par value $0.01, authorized shares, 2,000,
issued and outstanding shares, 0	-	-
Common stock, par value $0.01, authorized shares, 100,000, issued and outstanding shares, 45,166 at June 30, 2017; 100,000 authorized
shares, 46,356 issued and outstanding shares at December 31, 2016	452	464
Additional paid-in capital	49,928	66,414
Retained earnings	1,109,207	1,049,367
Accumulated other comprehensive loss	(204,213)	(251,944)
Total stockholders' equity - PRA Group, Inc.	955,374	864,301
Noncontrolling interest	49,479	52,862
Total equity	1,004,853	917,163
Total liabilities and equity	$3,360,611	$3,163,999

Investor Contact:
Darby Schoenfeld
Vice President, Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Marketing
(757) 431-7950
Nancy.Porter@PRAGroup.com